78660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 2, 2014

GP Strategies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200 Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 2, 2014, GP Strategies Corporation (the “Company”) entered into a Fourth Amended and Restated Financing and Security Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as lender. The Credit Agreement provides for a revolving credit facility up to a maximum principal amount $70 million and for a term loan in the maximum principal amount of $40 million maturing on October 31, 2017 (the “Maturity Date”), and is secured by substantially all of the Company’s assets. The Company intends to use the proceeds of the term loan and borrowings under the revolving credit facility to fund any purchase of shares of the Company’s common stock pursuant to its offer to purchase up to $80 million in value of shares of its common stock.

The maximum interest rate on the Credit Agreement is the daily one-month LIBOR market index rate plus 2.50%. Based on the Company’s financial performance, the interest rate can be reduced to a minimum rate of the daily one-month LIBOR market index rate plus 1.25%, with the rate being determined based on the Company’s maximum leverage ratio for the preceding four quarters. Each unpaid advance on the revolving loan will bear interest until the Maturity Date. The term loan is payable in monthly installments equal to $1,111,111.11 plus applicable interest, beginning on the later of November 1, 2014 and the first day of the first month following the month the term loan is advanced, and ending on the Maturity Date. The Company may prepay the term loan or the revolving loan, in whole or in part, at any time without premium or penalty, subject to certain conditions. Amounts repaid or prepaid on the term loan may not be reborrowed.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s and it subsidiaries’ (subject to certain exceptions) ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a minimum fixed charge coverage ratio and a maximum leverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, bankruptcy, material judgment defaults, contract defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 3.0% above the applicable interest rate for any outstanding amounts. A copy of the Credit Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Fourth Amended and Restated Financing and Security Agreement, dated September 2, 2014, by and between GP Strategies Corporation as Borrower and Wells Fargo Bank, National Association, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: September 2, 2014	/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amended and Restated Financing and Security Agreement, dated September 2, 2014, by and between GP Strategies Corporation as Borrower and Wells Fargo Bank, National Association, as Lender.